EXHIBIT 99.1

ADDENDUM TO EMPLOYMENT AGREEMENT

BETWEEN

DEAN PERSONNE AND PEAK INTERNATIONAL LIMITED

Whereas, the parties entered into an employment agreement dated February 15, 2005, amended as of July 7, 2005 (hereinafter the “Agreement”); and

Whereas, the parties desire to amend the Agreement effective as of April 1, 2006 to include Employee’s promotion to CEO and modify the termination benefits to Employee;

Now, therefore, the parties agree as follows:

1. Paragraph 1.1 of the Agreement is deleted and the following substituted in lieu thereof:

“Employee shall be employed as President and Chief Executive Officer.”

2. Paragraph 2.7 of the Agreement is deleted and the following substituted in lieu thereof:

“Subject to clauses 2.9 and 4, the Employee shall be entitled to a lump-sum payment in an amount equal to the greater of (a) US$450,000 or (b) 18 months base salary at the rate in effect at the time of termination, and any accrued but unused vacation pay (the “Termination Payment”) within 15 days of receipt of the general release attached hereto as Appendix I; and all of Employee’s stock options which would have vested within 18 months of the date of termination of employment shall immediately vest in full and be fully exercisable for a period of one year from such date of termination of employment. In addition, the Company shall continue the pay, for a period of one year, the premiums for and continue the medical benefits provided to Employee as they exist at the time of termination, or reasonable substitute therefore in the event such benefits are no longer available.”

3.	All other terms and conditions of the Agreement remain unchanged.

In witness whereof, the parties have executed this addendum on the 23rd day of March, 2006.

PEAK INTERNATIONAL LIMITED	DEAN PERSONNE

/s/ Cal Reed	/s/ Dean Personne
By: Cal Reed, Chairman and CEO